                                                                     Exhibit 2.1







                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        UNITED STATES FILTER CORPORATION
                                    ("USF"),

                          PALM WATER ACQUISITION CORP.
                     a wholly owned direct subsidiary of USF
                                  ("Subcorp"),



                                       and



                        CULLIGAN WATER TECHNOLOGIES, INC.
                                  ("CULLIGAN")











                                FEBRUARY 9, 1998

                                TABLE OF CONTENTS

                                                                PAGE

ARTICLE I.  THE MERGER.........................................   2
      1.1   The Merger.........................................   2
      1.2   Effective Time.....................................   2
      1.3   Effects of the Merger..............................   2
      1.4   Certificate of Incorporation and Bylaws............   2
      1.5   Directors and Officers of the Surviving Corporation   3
      1.6   Additional Actions.................................   3
ARTICLE II. CONVERSION OF SECURITIES ..........................   3
      2.1   Conversion of Capital Stock........................   3
      2.2   Exchange Ratio; Fractional Shares; Adjustments.....   3
      2.3   Exchange of Certificates...........................   4
             (a)  Exchange Agent................................  4
             (b)  Exchange Procedures...........................  4
             (c)  Distributions with Respect to Unexchanged
                    Shares......................................  5
             (d)  No Further Ownership Rights in Culligan
                    Common Stock................................  5
             (e)  Termination of Exchange Fund..................  6
             (f)  No Liability..................................  6
             (g)  Investment of Exchange Fund...................  6
      2.4   Treatment of Stock Options..........................  6
ARTICLE III.REPRESENTATIONS AND WARRANTIES OF USF AND SUBCORP...  7
      3.1   Organization and Standing...........................  7
      3.2   Subsidiaries........................................  7
      3.3   Corporate Power and Authority.......................  7
      3.4   Capitalization of USF and Subcorp...................  8
      3.5   Conflicts; Consents and Approval....................  8
      3.6   Brokerage and Finder's Fees.........................  8
      3.7   Accounting Matters; Reorganization..................  8
      3.8   USF SEC Documents................................... 10
      3.9   Registration Statement.............................. 10
      3.10  Compliance with Law................................. 10
      3.11  Litigation.......................................... 11
      3.12  Board Recommendation................................ 11
      3.13  No Material Adverse Change.......................... 11
      3.14  Title to Properties................................. 11
      3.15  Undisclosed Liabilities............................. 11
      3.16  Environmental Matters............................... 12
      3.17  Opinions of Financial Advisors...................... 12
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF CULLIGAN ......... 12
      4.1   Organization and Standing........................... 13
      4.2   Subsidiaries........................................ 13
      4.3   Corporate Power and Authority......................  13
      4.4   Capitalization of Culligan.........................  13

      4.5   Conflicts; Consents and Approvals..................  14
      4.6   No Material Adverse Change.........................  15
      4.7   Culligan SEC Documents.............................  15
      4.8   Taxes..............................................  15
      4.9   Compliance with Law................................  17
      4.10  Intellectual Property..............................  17
      4.11  Title to Properties................................  17
      4.12  Registration Statement; Joint Proxy Statement......  17
      4.13  Litigation.........................................  18
      4.14  Brokerage and Finder's Fees; Expenses..............  18
      4.15  Accounting Matters; Reorganization.................  18
      4.16  Employee Benefit Plans.............................  18
      4.17  Undisclosed Liabilities............................  19
      4.18  Environmental Matters..............................  20
      4.19  Opinions of Financial Advisors.....................  20
      4.20  Board Recommendation...............................  20
      4.21  Rights Agreement...................................  20
ARTICLE V.  COVENANTS OF THE PARTIES ..........................  21
      5.1   Mutual Covenants...................................  21
             (a)  HSR Act Filings; Reasonable Best Efforts;
                    Notification................................ 21
             (b)  Pooling-of-Interests.......................... 23
             (c)  Tax-Free Treatment............................ 23
             (d)  Public Announcements.......................... 23
             (e)  Other Matters................................. 23
      5.2   Covenants of USF.................................... 24
             (a)  USF Stockholders Meeting...................... 24
             (b)  Preparation of Registration Statement......... 24
             (c)  Conduct of USF's Operations................... 24
             (d)  Indemnification; Directors' and Officers'
                    Insurance................................... 26
             (e)  Merger Sub.................................... 26
             (f)  NYSE Listing.................................. 26
             (g)  Access........................................ 26
             (h)  Board of Directors of USF..................... 27
             (i)  Affiliates of USF............................. 27
             (j)  Notification of Certain Matters............... 27
             (k)  Employees and Employee Benefits............... 27
             (l)  Press Release................................. 28
      5.3   Covenants of Culligan..............................  28
             (a)  Culligan Stockholders Meeting................. 28
             (b)  Information for the Registration Statement
                    and Preparation of Joint Proxy Statement.... 28
             (c)  Conduct of Culligan's Operations.............. 29
             (d)  No Solicitation............................... 31
             (e)  Termination Right............................. 32
             (f)  Affiliates of Culligan........................ 32

             (g)  Access........................................ 32
             (h)  Notification of Certain Matters............... 32
ARTICLE VI. CONDITIONS ........................................  33
      6.1   Conditions to the Obligations of Each Party........  33
      6.2   Conditions to Obligations of Culligan..............  34
      6.3   Conditions to Obligations of USF and Subcorp.......  34
ARTICLE VII.TERMINATION AND AMENDMENT..........................  35
      7.1   Termination........................................  35
      7.2   Effect of Termination..............................  36
      7.3   Amendment..........................................  37
      7.4   Special Payment....................................  37
      7.5   Exclusive Remedy...................................  38
      7.6   Extension; Waiver..................................  38
      7.7   Cooling Off Period.................................  38
ARTICLE VIII.MISCELLANEOUS.....................................  39
      8.1   Survival of Representations and Warranties.........  39
      8.2   Notices............................................  39
      8.3   Interpretation.....................................  40
      8.4   Counterparts.......................................  40
      8.5   Entire Agreement...................................  40
      8.6   Third Party Beneficiaries..........................  41
      8.7   Governing Law......................................  41
      8.8   Consent to Jurisdiction; Venue.....................  41
      8.9   Specific Performance...............................  41
      8.10  Assignment.........................................  41
      8.11  Expenses...........................................  41


Exhibit A-1  Form of Culligan Affiliate Letter

Exhibit A-2  Form of USF Affiliate Letter

Exhibit B    Provisions for Subcorp Certificate of Incorporation

                          AGREEMENT AND PLAN OF MERGER

           This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 9th day of February, 1998, by and among United States Filter Corporation, a Delaware corporation ("USF"), Palm Water Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of USF ("Subcorp"), and Culligan Water Technologies, Inc., a Delaware corporation ("Culligan").


                             PRELIMINARY STATEMENTS

           A. USF desires to combine its water filtration business and other businesses with the water filtration business and other businesses operated by Culligan through the merger of Subcorp with and into Culligan, with Culligan as the surviving corporation (the "Merger"), pursuant to which each share of Culligan Common Stock (as defined in Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) will be converted into the right to receive shares of USF Common Stock (as defined in Section 3.4) as more fully provided herein.

           B. The Board of Directors of Culligan has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Culligan and Culligan desires to combine its water filtration business and other businesses with the water filtration and other businesses operated by USF and for the holders of shares of Culligan Common Stock ("Culligan Stockholders") to have a continuing equity interest in the combined USF/Culligan businesses through the ownership of shares of USF Common Stock.

           C. The Board of Directors of USF has determined that the Merger is consistent with the long-term business strategy of USF.

           D. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 368(a)(2)(E) thereof.

           E. The parties intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes.

           F. The respective Boards of Directors of USF, Subcorp and Culligan have determined the Merger in the manner contemplated herein to be desirable and in the best interests of their respective shareholders and, by resolutions duly adopted, have approved and adopted this Agreement.


                                    AGREEMENT

           Now, therefore, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

           1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Act (the "DGCL"), Subcorp shall be merged with and into Culligan at the Effective Time. As a result of the Merger, the separate corporate existence of Subcorp shall cease and Culligan shall continue its existence under the laws of the State of Delaware. Culligan, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

           1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by USF and Culligan and specified in the Certificate of Merger. Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at such place as the parties may agree as soon as practicable (but in any event within two business days) following the date upon which all conditions set forth in Article VI hereof have been satisfied or waived, or at such other date as USF and Culligan may agree; provided, that the conditions set forth in Article VI have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the "Closing Date." For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

           1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

           1.4. Certificate of Incorporation and Bylaws. At the Effective Time
(i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the Amended and Restated Certificate of Incorporation of Subcorp, except for Article I thereof which shall continue to read "The name of the corporation is 'CULLIGAN WATER TECHNOLOGIES, INC.'", and
(ii) the Bylaws of Culligan in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; in each case until amended in accordance with applicable law. As soon as practicable after the date hereof, USF shall cause Subcorp to amend the Certificate of Incorporation to add the provisions set forth in Exhibit B to this Agreement (the "Additional Provisions"). USF agrees not to amend the Additional Provisions included in the Amended and Restated Certificate of Incorporation of the Surviving Corporation or Article VIII of the Bylaws of the Surviving Corporation, in each case for a period of at least six years from the Effective Time, except to make such provisions more favorable to current or former directors and officers.

           1.5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Culligan shall be the officers of the Surviving Corporation and the directors of Subcorp shall be the directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

           1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Culligan, or (b) otherwise carry out the provisions of this Agreement, Culligan and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Culligan or otherwise to take any and all such action.


                                   ARTICLE II.

                            CONVERSION OF SECURITIES

           2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of USF, Subcorp or Culligan or their respective shareholders:

           (a) Each share of common stock, $0.01 par value, of Subcorp issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

           (b) Subject to the other provisions of this Article II, each share of Culligan Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent a number of shares of USF Common Stock equal to the Exchange Ratio (as defined in Section 2.2(a)).

           (c) Each share of capital stock of Culligan held in the treasury of Culligan shall be cancelled and retired and no payment shall be made in respect thereof.

           2.2.  Exchange Ratio; Fractional Shares; Adjustments.

           (a) The "Exchange Ratio" shall be equal to: 1.714 if the average of the closing prices of the shares of USF Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape ("NYSE Composite Tape") on each of the last ten trading days ending on the sixth trading day prior to the date of the meeting of Culligan Stockholders at which the approval of the Merger by the Culligan stockholders is obtained (the "Average Share Price") is equal to or greater than $35; provided, however, that(i) if the Average Share Price is less than

$35, but greater than or equal to $32, then the Exchange Ratio shall be equal to the quotient obtained (rounded to the nearest ten-thousandth of a share) by dividing $60 by the Average Share Price; and (ii) if the Average Share Price is less than $32, the Exchange Ratio shall be equal to 1.875. No certificates for fractional Shares of USF Common Stock shall be issued as a result of the conversion provided for in Section 2.1(b).

           (b) In lieu of any such fractional shares, the holder of a certificate previously evidencing Culligan Common Stock, upon presentation of such fractional interest represented by an appropriate certificate for Culligan Common Stock to the Exchange Agent pursuant to Section 2.3, shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of shares of USF Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Culligan Common Stock shall be surrendered for the account of the same holder, the number of shares of USF Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

           (c) In the event that prior to the Effective Time USF shall declare a stock dividend or other distribution payable in Shares of USF Common Stock or securities convertible into shares of USF Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of USF Common Stock, the Exchange Ratio set forth in this Section 2.2 and the price set forth in Section 7.1(h) shall each be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

           2.3.  Exchange of Certificates.

           (a) Exchange Agent. Promptly following the Effective Time, USF shall deposit with American Stock Transfer & Trust Company or such other exchange agent as may be designated by USF (the "Exchange Agent"), for the benefit of Culligan Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of USF Common Stock issuable pursuant to
Section 2.1 in exchange for outstanding shares of Culligan Common Stock and shall from time-to-time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.2 (such shares of USF Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

           (b) Exchange Procedures. As soon as practicable after the Effective Time, USF shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Culligan Common Stock whose shares were converted into the right to receive shares of USF Common Stock pursuant to Section 2.1(b), (i) a letter of transmittal (the form and substance of which shall have been reasonably approved by Culligan prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as USF may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing Shares of USF Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of USF Common Stock which such holder has the right to receive pursuant to Section 2.1 in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article II, after giving effect to any required withholding tax. The shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Culligan Common Stock. In the event of a transfer of ownership of shares of Culligan Common Stock which is not registered on the transfer records of Culligan, a certificate representing the proper number of shares of USF Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Culligan Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of USF Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in this Article II.

           (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of USF Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 2.3. Subject to the effect of Applicable Laws (as defined in Section 3.10), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of USF Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of USF Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of USF Common Stock, less the amount of any withholding taxes which may be required thereon.

           (d) No Further Ownership Rights in Culligan Common Stock. All shares of USF Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Culligan Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Culligan of shares of Culligan Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

           (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to Culligan Stockholders twelve months after the date of the mailing required by Section 2.3(b) shall be delivered to USF, upon demand therefor, and holders of Certificates previously representing shares of Culligan Common Stock who have not theretofore complied with this Section 2.3 shall thereafter look only to USF for payment of any claim to shares of USF Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

           (f) No Liability. None of USF, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Culligan Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by USF, on a daily basis. Any interest and other income resulting from such investments shall be paid to USF upon termination of the Exchange Fund pursuant to Section 2.3(e).

           2.4.  Treatment of Stock Options.

           (a) Prior to the Effective Time, USF and Culligan shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Culligan in effect on the date hereof which has been granted to current or former directors, officers or employees of Culligan by Culligan (or which has been granted by Culligan prior to the Effective Time pursuant to agreements in compliance with the terms of this Agreement) (each, a "Culligan Option") to be automatically converted at the Effective Time into an option (a "USF Exchange Option") to purchase that number of Shares of USF Common Stock equal to the number of shares of Culligan Common Stock issuable immediately prior to the Effective Time upon exercise of the Culligan Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Culligan Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Culligan Option immediately before the Effective Time; provided that with respect to any Culligan Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of USF Exchange Options, USF shall (i) reserve for issuance the number of Shares of USF Common Stock that will become subject to USF Exchange Options pursuant to this Section 2.4 and (ii) from and after the Effective Time, upon exercise of USF Exchange Options, make available for issuance all Shares of USF Common Stock covered thereby, subject to the terms and conditions applicable thereto.

           (b) Culligan agrees to issue treasury shares of Culligan, to the extent available, upon the exercise of Culligan Options prior to the Effective Time.

           (c) USF agrees to use its reasonable efforts to file with the Securities and Exchange Commission (the "Commission") within 10 business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register shares of USF Common Stock issuable upon exercise of the USF Exchange Options and use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of such options.


                                  ARTICLE III.

         REPRESENTATIONS AND WARRANTIES OF USF AND SUBCORP

           In order to induce Culligan to enter into this Agreement, USF and Subcorp hereby represent and warrant to Culligan as follows:

            3.1. Organization and Standing. Each of USF and Subcorp is a corporation duly organized, validly existing and in good standing under the DGCL with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of USF and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3) on USF. USF is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation, as amended (the "USF Certificate"), or its Restated Bylaws (the "USF Bylaws"), and Subcorp is not in default in the performance, observance or fulfillment of any provisions of its Amended and Restated Certificate of Incorporation or Bylaws. USF has heretofore furnished to Culligan a complete and correct copy of the USF Certificate and USF Bylaws.

           3.2. Subsidiaries. Except as set forth in Section 3.2 to the disclosure schedule delivered by USF to Culligan and dated the date hereof (the "USF Disclosure Schedule"), USF owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of USF's subsidiaries.

           3.3. Corporate Power and Authority. Each of USF and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, subject to approval of the issuance of shares of USF Common Stock issuable in the Merger and the transactions contemplated hereby by the USF Stockholders, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of USF and Subcorp, subject to approval by the USF Stockholders of the issuance of shares of USF Common Stock in the Merger. This Agreement has been duly executed and delivered by each of USF and Subcorp, and constitutes the legal, valid and binding obligation of each of Subcorp and USF enforceable against each of them in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insol-
vency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

           3.4.  Capitalization of USF and Subcorp.

           (a) As of February 1, 1998, USF's authorized capital stock consisted solely of (a) 300,000,000 shares of common stock, par value $.01 per share ("USF Common Stock"), of which (i) 105,979,930 shares were issued and outstanding,
(ii) no shares were issued and held in treasury (except as set forth in Section
3.4 to the USF Disclosure Schedule) and (iii) except as set forth in Section 3.4 to the USF Disclosure Schedule, no shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by USF, and (b) 3,000,000 shares of Preferred Stock, par value $.10 per share, none of which was issued and outstanding or reserved for issuance. Each outstanding share of USF capital stock is, and all shares of USF Common Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and, except as set forth in Section 3.4 to the USF Disclosure Schedule, each outstanding share of USF capital stock has not been, and all Shares of USF Common Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights and holders of shares of USF Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the USF Common Stock. As of the date hereof, other than as set forth in the first sentence hereof or in Section 3.4 to the USF Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase, transfer or registration by USF of any equity securities of USF, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of USF and neither USF nor any USF subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of USF, its subsidiaries or its or their predecessors. The shares of USF Common Stock (including those shares to be issued in the Merger) are registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"). Except as set forth in Section 3.4 to the USF Disclosure Schedule, USF has no agreement, arrangement or understanding to register any securities of USF or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to Culligan.

          (b) Subcorp's authorized capital stock consists solely of 1,000 shares of Common Stock, par value $.01 per share ("Subcorp Common Stock"), of which, as of the date hereof, 1,000 were issued and outstanding and none were reserved for issuance. As of the date hereof, all of the outstanding shares of Subcorp Common Stock are owned, beneficially and of record, by USF free and clear of any liens, claims or encumbrances.

           3.5. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by USF or Subcorp nor the consummation of the transactions contemplated hereby will:

           (a) conflict with, or result in a breach of any provision of the USF Certificate or USF Bylaws or the Amended and Restated Certificate of Incorporation or Bylaws of Subcorp, subject to approval by the USF Stockholders of the issuance of shares of USF Common Stock in the Merger;

          (b) except as set forth in Section 3.5 to the USF Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or en-title any party (with the giving of notice, the passage of time or other-wise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of USF or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which USF or any of its subsidiaries is a party;

           (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to USF or any of its subsidiaries or any of their respective properties or assets; or

           (d) require any action or consent or approval of, or review by, or registration or filing by USF or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) approval by the USF Stockholders of the issuance of the shares of USF Common Stock to be issued in the Merger,
      (ii) authorization for inclusion of the Shares of USF Common Stock to be issued in the Merger and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") or any applicable foreign Antitrust Law (as defined in Section 5.1(a)), (iv) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, or (v) consents or approvals of any Governmental Authority set forth in Section 3.5 to the USF Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on USF or a material adverse effect on the ability of the parties to consummate the Merger.

           3.6. Brokerage and Finder's Fees. Except for USF's obligations to Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney, neither USF nor any shareholder, director, officer or employee thereof has incurred or will incur on behalf of USF any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

           3.7. Accounting Matters; Reorganization. Neither USF nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Culligan or any of its affiliates) would (a) prevent USF from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

           3.8. USF SEC Documents. USF has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such documents, as supplemented and amended since the time of filing, collectively, the "USF SEC Documents"). The USF SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of USF included in the USF SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of USF and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

           3.9. Registration Statement. None of the information provided by USF in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by USF under the Securities Act, including the prospectus relating to Shares of USF Common Stock to be issued in the Merger (as amended, supplemented or modified, the "Prospectus") and the joint proxy statement and form of proxies relating to the vote of Culligan Stockholders with respect to the Merger and the vote of USF Stockholders with respect to the issuance of shares of USF Common Stock in the Merger (as amended, supplemented or modified, the "Joint Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Culligan Stockholders Meeting or the USF Stockholders Meeting (each, as hereinafter defined) to consider the Merger and the transactions contemplated thereby, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to Culligan, will comply as to form in all material respects with the provisions of the Securities Act and Exchange Act.

           3.10. Compliance with Law. USF and its subsidiaries are in compliance with, and at all times since January 1, 1996 have been in compliance with, all applicable laws, statutes, orders, rules, regulations or policies promulgated, or judgments, decisions or orders entered by any Governmental Authority (all such laws, statutes, orders, rules, regulations, policies, judgments, decisions and orders, collectively, "Applicable Laws"), relating to USF, its subsidiaries or their respective business or properties, except where the failure to be in compliance therewith (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on USF or where such non-compliance has been cured. Except as set forth in the USF SEC Documents, no investigation or review by any Governmental Authority with respect to USF or its subsidiaries is pending, or, to the knowledge of USF, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on USF.

           3.11. Litigation. Except as set forth in the USF SEC Documents, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of USF, threatened against USF or any of its subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on USF or a material adverse effect on the ability of USF to consummate the transactions contemplated hereby. Neither USF nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on USF or a material adverse effect on the ability of USF to consummate the Merger.

           3.12. Board Recommendation. The Board of Directors of USF, at a meeting duly called and held, has by unanimous vote of those directors present
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of USF and the USF Stockholders, and (ii) resolved to recommend that the USF Stockholders approve and authorize the issuance of shares of USF Common Stock in the Merger.

           3.13. No Material Adverse Change. Except as disclosed in the USF SEC Documents filed prior to the date of this Agreement, since March 31, 1997, there has been no change in the business or financial condition of USF which would constitute a Material Adverse Effect on USF or any event, occurrence or development which would have a material adverse effect on the ability of USF to consummate the Merger.

           3.14. Title to Properties. USF and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of USF and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on USF.

           3.15. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the restated consolidated balance sheet of USF as of March 31, 1997 included in the USF SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section
3.15 to the USF Disclosure Schedule, USF, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of USF and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, have or would have a Material Adverse Effect on USF.

           3.16. Environmental Matters. Except for matters disclosed in the USF SEC Documents and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on USF, (a) the properties, operations and activities of USF and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of USF or any USF subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) USF and its subsidiaries and the properties and operations of USF and its subsidiaries are not subject to any existing, pending or, to the knowledge of USF, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no release of any hazardous substance, pollutant or contaminant into the environment by USF or its subsidiaries or in connection with their properties or operations; and (d) to the best of USF's knowledge, there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of USF and its subsidiaries. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

           3.17. Opinions of Financial Advisors. USF has received the written opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney, its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the USF Stockholders from a financial point of view, USF has heretofore provided copies of such opinion to Culligan and such opinion has not been withdrawn or restated or modified in any material respect.


                                   ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF CULLIGAN

           In order to induce Subcorp and USF to enter into this Agreement, Culligan hereby represents and warrants to USF and Subcorp as follows:

           4.1. Organization and Standing. Culligan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Culligan and each subsidiary of Culligan is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on Culligan. Culligan is not in default in the performance, observance or fulfillment of any provision of its Amended and Restated Certificate of Incorporation, as amended and restated (the "Culligan Certificate"), or its Bylaws, as in effect on the date hereof (the "Culligan Bylaws"). Culligan has heretofore furnished to USF a complete and correct copy of the Culligan Certificate and the Culligan Bylaws.

           4.2. Subsidiaries. Culligan does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the disclosure schedule delivered by Culligan to USF and dated the date hereof (the "Culligan Disclosure Schedule"). Except as set forth in Section 4.2 to the Culligan Disclosure Schedule, Culligan owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Culligan's subsidiaries. Each of the outstanding shares of capital stock of each of Culligan's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Culligan free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section 4.2 to the Culligan Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of Culligan, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of Culligan, and neither Culligan nor any subsidiary of Culligan has any obligation of any kind to issue any additional securities of any subsidiary of Culligan or to pay for or repurchase any securities of any subsidiary of Culligan or any predecessor thereof.

           4.3. Corporate Power and Authority. Culligan has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Culligan Stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Culligan have been duly authorized by all necessary corporate action on the part of Culligan, subject to approval of the Merger and the transactions contemplated hereby by Culligan Stockholders. This Agreement has been duly executed and delivered by Culligan and constitutes the legal, valid and binding obligation of Culligan enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

           4.4. Capitalization of Culligan. As of February 5, 1998, Culligan's authorized capital stock consisted solely of (a) 60,000,000 shares of common stock, par value $.01 per share

("Culligan Common Stock"), of which (i) 25,710,809 shares were issued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Culligan, and (iii) 2,815,995 shares were reserved for issuance upon the exercise of outstanding options, issuance of shares pursuant to Culligan's Directors' Stock Plan and for a working capital adjustment in connection with an acquisition, and no shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Culligan; and (b) 2,000,000 shares of preferred stock, par value ("Culligan Preferred Stock"), none of which was issued and outstanding or reserved for issuance, except for a series of 300,000 shares of Culligan Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Culligan Rights Agreement (as defined in Section 4.21), none of which was issued and outstanding. Each outstanding share of Culligan capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof or in Section 4.4 to the Culligan Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Culligan of any securities of Culligan, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Culligan, and neither Culligan nor any subsidiary of Culligan has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Culligan or any predecessor. Except as set forth in Section 4.4 to the Culligan Disclosure Schedule, Culligan has no agreement, arrangement or understandings to register any securities of Culligan or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements have previously been provided to USF.

           4.5. Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Culligan, nor the consummation of the transactions contemplated hereby or thereby will:

           (a) conflict with, or result in a breach of any provision of, the Culligan Certificate or the Culligan Bylaws;

           (b) except as set forth in Section 4.5 to the Culligan Disclosure Schedule, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Culligan under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Culligan or any of its subsidiaries is a party;

           (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Culligan or any of its subsidiaries or any of their respective properties or assets; or

           (d) require any action or consent or approval of, or review by, or registration or filing by Culligan or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the transactions contemplated hereby by Culligan Stockholders,
      (ii) actions required by the HSR Act or any applicable foreign Antitrust Laws, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) consents or approvals of any Governmental Authority set forth in Section
      4.5 to the Culligan Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan or a material adverse effect on the ability of the parties to consummate the Merger.

           4.6. No Material Adverse Change. Except as disclosed in the Culligan SEC Documents (as defined in Section 4.7 hereof) filed prior to the date of this Agreement or in Section 4.6 to the Culligan Disclosure Scheudle, since January 31, 1997, there has been no change in the business or financial condition of Culligan which would constitute a Material Adverse Effect on Culligan or any event, occurrence or development which would have a material adverse effect on the ability of Culligan to consummate the Merger.

           4.7. Culligan SEC Documents. Culligan has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Culligan SEC Documents"). The Culligan SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 4.7 to the Culligan Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Culligan included in the Culligan SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Culligan and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

           4.8. Taxes. Except as set forth in Section 4.8 to the Culligan Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
Culligan:

           (a) Culligan and its subsidiaries (i) have duly filed all federal, state, local and foreign income, franchise, excise, real and personal property and other Tax Returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Culligan or its subsidiaries prior to the date hereof; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid pursuant to such returns or reports; and (iii) have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid. Neither Culligan nor any of its subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. With respect to any taxable period ended prior to January 1, 1994, all federal income Tax Returns including Culligan or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. Neither Culligan nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or per sonal, tangible or intangible of Culligan or any of its subsidiaries
     (other than liens for Taxes not yet due). Culligan has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

           (b) Neither Culligan nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Culligan nor any of its subsidiaries are now or have ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Culligan or any of its subsidiaries which (i) requires Culligan or any of its subsidiaries to make any Tax payment to (other than payments made prior to October 31, 1997 or payments which are adequately reserved on Culligan's balance sheet as of January 31, 1997 included in the Culligan SEC Documents) or for the account of any other person, or (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Culligan or any of its subsidiaries.

           (c) Culligan and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

           (d) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

           (e) "Taxes" means (i) all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

           4.9. Compliance with Law. Culligan is in compliance, and at all times since January 1, 1996 has been in compliance, with all Applicable Laws relating to Culligan or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Culligan or where such non-compliance has been cured. Except as disclosed in Section 4.9 to the Culligan Disclosure Schedule, no investigation or review by any Governmental Authority with respect to Culligan is pending, or, to the knowledge of Culligan, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Culligan.

        4.10. Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan, Culligan owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of Culligan ("Intellectual Property") as currently conducted, and there has not been any written assertion or claim against Culligan challenging the validity or the use by Culligan of any of the foregoing. The conduct of the businesses of Culligan as currently conducted does not conflict with or infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark or copyright of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Culligan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan, there are no infringements of any of the Intellectual Property owned by or licensed by or to Culligan and the Intellectual Property is not the subject to any pending Action.

           4.11. Title to Properties. Culligan owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Culligan as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not reasonably be expected to have a Material Adverse Effect on Culligan.

           4.12. Registration Statement; Joint Proxy Statement. None of the information provided in writing by Culligan for inclusion in the Registration Statement at the time it becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Culligan Stockholders Meeting or the USF Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and Joint Proxy Statement, except for such portions thereof that relate only to USF and its subsidiaries, will each comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

           4.13. Litigation. Except as set forth in Section 4.13 to the Culligan Disclosure Schedule or in the Culligan SEC Documents, there is no Action pending or, to the knowledge of Culligan, threatened against Culligan which, individually or in the aggregate, would have a Material Adverse Effect on Culligan or a material adverse effect on the ability of Culligan to consummate the Merger. Culligan is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on Culligan or a material adverse effect on the ability of Culligan to consummate the Merger.

           4.14. Brokerage and Finder's Fees; Expenses. Except for Culligan's obligations to Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., neither Culligan nor any stockholder, director, officer or employee thereof, has incurred or will incur on behalf of Culligan, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

           4.15. Accounting Matters; Reorganization. Neither Culligan nor any of its affiliates has taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by USF or any of its affiliates) would (a) prevent USF from accounting for the business combination to be effected by the Merger as a pooling-of-interests for financial reporting purposes or (b) prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

           4.16.  Employee Benefit Plans.

           (a) For purposes of this Section 4.16, the following terms have the definitions given below:

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

           "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

           "Plans" means all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA sponsored or maintained by Culligan or any of its subsidiaries or to which Culligan or any of its subsidiaries contributes or is obligated to contribute.

           "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

           (b) Except as set forth in Section 4.16(b) to the Culligan Disclosure Schedule or as would not have a Material Adverse Effect, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust.

           (c) Culligan and its subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans and each Plan has been operated in material compliance with its terms except, in each case, to the extent noncompliance would not have a Material Adverse Effect.

           (d) Except as set forth in Section 4.16(d) to the Culligan Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Culligan or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither Culligan nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither Culligan nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, to be insolvent, or to be terminated unless such event would not have a Material Adverse Effect. Except for Multiemployer Plans and except as set forth in Schedule 4.16(a) to the Culligan Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

           (e) Except as disclosed in Section 4.16(e) to the Culligan Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Culligan or any of its subsidiaries.

           (f) Except as disclosed in Section 4.16(f) to the Culligan Disclosure Schedule, there are no pending or to the knowledge of Culligan threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would result in any material liability of Culligan or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

           4.17. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the consolidated balance sheet of Culligan as of January 31, 1997 included in the Culligan SEC Documents, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section
4.17 to the Culligan Disclosure Schedule, Culligan, together with its subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Culligan and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, have or would have a Material Adverse Effect on Culligan.

           4.18. Environmental Matters. Except for matters disclosed in
Schedule 4.18 of the Culligan Disclosure Schedule and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Culligan, (a) the properties, operations and activities of Culligan and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below) and all past noncompliance of Culligan or any Culligan subsidiary with any Environmental Laws or Environmental Permits (as defined below) that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability; (b) Culligan and its subsidiaries and the properties and operations of Culligan and its subsidiaries are not subject to any existing, pending or, to the knowledge of Culligan, threatened action, suit, investigation, inquiry or proceeding by or before any court or governmental authority under any Environmental Law; (c) there has been no release of any hazardous substance, pollutant or contaminant into the environment by Culligan or its subsidiaries or in connection with their properties or operations; and
(d) to the best of Culligan's knowledge, there has been no exposure of any person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of Culligan and its subsidiaries.

           4.19. Opinions of Financial Advisors. Culligan has received the written opinions of Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., its financial advisors, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Culligan Stockholders from a financial point of view, Culligan has heretofore provided copies of such opinions to USF and such opinion has not been withdrawn or revoked or modified in any material respect.

           4.20. Board Recommendation. The Board of Directors of Culligan, at a meeting duly called and held, has by unanimous vote of those directors present
(i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of the Culligan Stockholders, and (ii) resolved to recommend that the holders of the shares of Culligan Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (the "Culligan Board Recommendation").

           4.21. Rights Agreement. The Rights Agreement, dated as of September 13, 1996 (the "Culligan Rights Agreement"), between Culligan and the First National Bank of Boston, has been amended so that USF is exempt from the definition of "Acquiring Person" contained in the Culligan Rights Agreement, no "Stock Acquisition Date," "Triggering Event" or "Distribution Date" (as such terms are defined in the Culligan Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement and the Culligan Rights Agreement will expire immediately prior to the Effective Time, and the Culligan Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Culligan Rights Agreement have been previously provided to USF.

                                   ARTICLE V.

                            COVENANTS OF THE PARTIES

           The parties hereto agree that:

           5.1.  Mutual Covenants.

           (a) HSR Act Filings; Reasonable Best Efforts; Notification.

                (i) Each of USF and Culligan shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten business days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice (each an "HSR Authority") or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as hereinafter defined) with respect to any such filing or any such transaction. Each party shall furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Merger and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. Neither party shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

                (ii) Subject to the limitation set forth in Section 5.1(a)(iv), each of USF and Culligan shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connec-tion therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of USF and Culligan shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or re-stricts consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal and all avail-able legislative action, unless by mutual agreement USF and Culligan de-cide that litigation is not in their respective best interests. Notwith-standing the foregoing or any other provision of this Agreement, nothing in this Section 5.1(a) shall limit a party's right to terminate this Agreement pursuant to Section 7.1, so long as such party has up to then complied with its obligations under this Section 5.1(a). Each of USF and Culligan shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement and shall refrain from taking any action that would have the effect of making the expiration of such notice periods less likely or delay in the Merger in any material respect.

                (iii) Subject to the limitation set forth in Section 5.1(a)(iv), each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings, (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on USF or Culligan from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, (D) the taking of all action necessary to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for as a pooling of interests for financial reporting purposes and to ensure that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a)(1)(A), and (E) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

                (iv) Unless USF and Culligan otherwise agree in writing, if required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated by this Agreement, USF shall and, at the direction of USF, Culligan shall, hold separate (including by trust or otherwise) or divest any of their respective businesses or assets, or take or agree to take any action or agree to any limitation required to avoid an HSR Authority instituting an Action challenging the transactions under this Agreement under the Antitrust Laws and seeking to enjoin or prohibit the consummation of any of the transactions contemplated hereby unless such action would require USF or the Surviving Corporation to agree to the sale or divestiture of businesses, properties, product lines or assets having aggregate gross annual sales in excess of $150 million.

           (b) Pooling-of-Interests. Each of the parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any actions which would, or would be reasonably likely to, prevent USF from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters to USF's accountants) to allow USF to account, for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board, and all related published rules, regulations and policies of the Commission ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to USF and Culligan, from KPMG Peat Marwick LLP dated the date of the Effective Time stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by USF in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

           (c) Tax-Free Treatment. Each of the parties shall use its best efforts to cause the Merger to constitute a tax-free "reorganization" under
Section 368(a) of the Code and to cooperate with one another in obtaining an opinion from Wachtell, Lipton, Rosen & Katz ("Wachtell, Lipton"), counsel to Culligan, as provided for in Section 6.2(d). In connection therewith, each of USF and Culligan shall deliver to Wachtell, Lipton representation letters and Culligan shall use all reasonable efforts to obtain representation letters from appropriate shareholders of Culligan and shall deliver any such letters obtained to Wachtell, Lipton, in each case in form and substance reasonably satisfactory to Wachtell, Lipton.

           (d) Public Announcements. The initial press release concerning the Merger and the transactions contemplated hereby shall be a joint press release. Unless otherwise required by Applicable Laws or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, USF and Culligan shall consult with each other before issuing any press release with respect to the Merger and shall not issue any such press release prior to such consultation.

           (e) Other Matters. Each of USF and Culligan agree that from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, it will not, and it will cause its subsidiaries and affiliates not to, (i) actively pursue any pending or threatened Action against the other party relating to events that occurred prior to the date of this Agreement, or
(ii) take any other action with respect to any such matter except as may be necessary to maintain the status quo. In connection with the maintenance of the status quo, each of USF and Culligan will seek to postpone the filing of any responsive pleadings in any Action, and will not file any new Action unless such filing is necessary to preserve rights that may otherwise be forfeited as a result of such delay.

           5.2.  Covenants of USF.

           (a) USF Stockholders Meeting. USF shall take all action in accordance with the federal securities laws, the DGCL and the USF Certificate and USF Bylaws, as amended and restated, necessary to convene a special meeting of USF Stockholders (the "USF Stockholders Meeting") to be held on the date determined by USF, and to obtain the approval of USF Stockholders with respect to the issuance of shares of USF Common Stock in the Merger, including recommending approval of the issuance of shares of USF Common Stock in the Merger to the USF Stockholders as set forth in Section 3.12 of this Agreement; provided, however, that if the Board of Directors of USF determines in good faith by majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the USF Board of Directors under Applicable Law, the Board of Directors of USF may withdraw, change or modify such recommendation in a manner adverse to Culligan.

           (b) Preparation of Registration Statement. USF shall, as soon as is reasonably practicable, prepare the Joint Proxy Statement for filing with the Commission on a confidential basis. Consistent with the timing for the USF Stockholders Meeting and the Culligan Stockholders Meeting, USF shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable following clearance of the Joint Proxy Statement by the Commission and reasonable approval of the Joint Proxy Statement by Culligan and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, USF shall obtain knowledge of any information pertaining to USF contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, USF will so advise Culligan in writing and will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. USF shall promptly furnish to Culligan all information concerning it as may be required for the Joint Proxy Statement and any supplements or amendments thereto. USF shall cooperate with Culligan in the preparation of the Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to assist Culligan in clearing the Joint Proxy Statement with the Staff of the Commission, such Joint Proxy Statement to include the recommendation of the USF Board of Directors referred to in Section 3.12 above (to the extent not previously withdrawn in compliance with Section 5.2(a)) and the written opinions of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney. USF also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Shares of USF Common Stock in the Merger.

           (c) Conduct of USF's Operations. During the period from the date of this Agreement to the Effective Time, USF shall use its reasonable efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, USF shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.2(c) to the USF Disclosure Schedule, without the prior written consent of Culligan:

                (i) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by USF's regular independent accountants;

                (ii) (A) grant any person any right or option to acquire any shares of its capital stock, provided, however, that USF may grant options with a fair market value exercise price to purchase up to 750,000 shares of USF Common Stock (which number shall be 1,500,000 shares of USF Common Stock if the Effective Time is after July 1, 1998) to employees of USF in the ordinary course consistent with past practice or in connection with acquisitions, mergers, consolidations or similar transactions permitted pursuant to clause (iii) below; (B) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or securities (except (I) pursuant to the exercise of options for USF Common Stock which are outstanding as of the date hereof or which are granted by USF prior to the Effective Time in compliance with the terms of this Agreement, or (II) in connection with acquisitions, mergers, consolidations and similar transactions permitted pursuant to clause (iii) below provided that the fair market value of any capital stock or securities issued (based on the closing price on the NYSE Composite Tape on the date the agreement for any such transaction is entered into) does not exceed $350 million in the aggregate) or (C) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

                (iii) merge or consolidate with any other person or acquire any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business; provided, however, USF shall not be prohibited from acquiring any assets or businesses or effecting any merger, consolidation or similar transaction or incurring or assuming indebtedness in connection with acquisitions of assets or businesses or mergers, consolidations or similar transactions so long as such trans-actions are (A) disclosed in Section 5.2(c) to the USF Disclosure Schedule, or (B) Distribution Acquisitions (except to the extent prohibited by Section 7.7(c) hereof) or other acquisitions provided that the aggregate value of consideration paid in connection with all of such acquisitions (including Distribution Acquisitions) does not exceed $500 million;

                (iv) take any action that could likely result in the representations and warranties set forth in Article III becoming false or inaccurate in any material respect;

                (v) make any changes in the USF Certificate that would adversely affect the rights and preferences of the holders of Shares of USF Common Stock or make any changes in the Amended and Restated Certificate of Incorporation of Subcorp;

                (vi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                (vii) agree in writing or otherwise to take any of the foregoing actions.

The term "Distribution Acquisition" means the acquisition (by purchase, merger, consolidation or otherwise) of assets or stock of an entity whose primary business is the sale and/or service to residential, commercial and consumer end users of water treatment, water purification, bottled water or related water products.

           (d) Indemnification; Directors' and Officers' Insurance.

                (i) From and after the Effective Time, USF shall indemnify, defend and hold harmless the present and former officers and directors of Culligan in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted by Applicable Law, including with respect to taking all actions necessary to advance expenses to the extent permitted by Applicable Law.

                (ii) USF shall use all reasonable efforts to cause the Surviving Corporation or USF to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor USF shall be required to pay an annual premium for such insurance coverage in excess of 250% of Culligan's current annual premium, but in such case shall purchase as much coverage as possible for such amount.

                (iii) USF covenants and agrees from and after the Effective Time to (A) provide to the directors of Culligan who become directors of USF directors' and officers' liability insurance on the same basis and to the same extent as that, if any, provided to other directors of USF, and (B) enter into indemnification agreements with any directors of Culligan who become directors of USF on terms entered into with other directors of USF generally.

         (e) Merger Sub. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Subcorp for the issuance of its stock to USF) or any material liabilities.

           (f) NYSE Listing. USF shall use its reasonable best efforts to cause the Shares of USF Common Stock issuable pursuant to the Merger (including, without limitation, the Shares of USF Common Stock issuable upon the exercise of the USF Exchange Options) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

           (g) Access. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement, USF shall permit representatives of Culligan to have appro-priate access at all reasonable times to USF's premises, properties, books, records, contracts and documents. Information obtained by Culligan pursuant to this Section 5.2(g) shall be subject to the provisions of the confidentiality agreement between USF and Culligan dated February 4, 1998 (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.2(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

           (h) Board of Directors of USF. The Board of Directors of USF shall take all action necessary immediately following the Effective Time to elect one person selected by the Culligan Board of Directors prior to the Effective Time (subject to the consent of the USF Board of Directors which shall not be unreasonably withheld) as a director of USF effective as of the Effective Time, for a term expiring at USF's third annual meeting of stockholders following the Effective Time.

           (i) Affiliates of USF. USF shall use all reasonable efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of USF for purposes of applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to Culligan no less than 30 days prior to the date of the USF Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-2 (the "USF Affiliate Letter").

           (j) Notification of Certain Matters. USF shall give prompt notice to Culligan of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any USF representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of USF to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(j) shall not limit or otherwise affect the remedies available hereunder to Culligan.

           (k) Employees and Employee Benefits. (i) For at least one year from and after the Effective Time, USF and its affiliates shall provide Culligan Employees (as defined below) with (i) pension and savings benefits, (ii) health and medical benefits, (iii) severance benefits, and (iv) other employee benefits that are, in the case of each such category of benefits, no less favorable in the aggregate than the comparable benefits provided to comparable employees of USF and its affiliates immediately before the Effective Time. From and after the Effective Time, USF and its affiliates shall honor, in accordance with their terms and except to the extent amended in accordance with such terms, all Plans and all contracts, plans, and programs providing for compensation or benefits for Culligan Employees.

           (ii) From and after the Effective Time, USF shall treat all service by Culligan Employees (as defined below) with Culligan and its affiliates and their respective predecessors prior to the Effective Time for all purposes as service with USF (except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service), and, with respect to any medical or dental benefit plan in which Culligan Employees participate after the Effective Time, USF shall waive or cause to be waived any pre-existing condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Culligan Employee who was, as of the Effective Time, excluded from participation in a Culligan Benefit Plan by virtue of such pre-existing condition), and shall provide that any covered expenses incurred on or before the Effective Time by a Culligan Employee or a Culligan Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of USF and subsidiaries of USF.

           (iii) Nothing in this Section 5.2(k) shall be construed to impose upon USF and its affiliates any obligation to continue the employment of any Culligan Employee following the effective time. For purposes of this Section 5.2(k), "Culligan Employees" shall mean persons who are, as of the Effective Time, employees of Culligan or any of its subsidiaries.

           (l) Press Release. USF shall use its best efforts to publish, as soon as possible after the Effective Time, financial results which are sufficient in accordance with Accounting Series Release No. 135 to permit the disposition by all Culligan Stockholders of the shares of USF Common Stock received in the Merger consistent with the requirements for treating the Merger as a pooling of interests for financial reporting purposes; provided, however, that such financial results shall be published no later than the fifteenth day after the end of the first calendar month that is at least 30 days after the Effective Time.

           5.3.  Covenants of Culligan.

           (a) Culligan Stockholders Meeting. Culligan shall take all action in accordance with the federal securities laws, the DGCL and the Culligan Certificate and the Culligan Bylaws necessary to convene a special meeting of Culligan Stockholders (the "Culligan Stockholders Meeting") to be held on the date determined by Culligan, to consider and vote upon approval of the Merger, this Agreement and the transactions contemplated hereby, including the Culligan Board Recommendation to the extent not previously withdrawn in compliance with
Section 5.3(d).

           (b) Information for the Registration Statement and Preparation of Joint Proxy Statement. Culligan shall promptly furnish USF with all information concerning it as may be required for inclusion in the Registration Statement. Culligan shall cooperate with USF in the preparation of the Registration Statement in a timely fashion and shall use all reasonable efforts to assist USF in having the Registration Statement declared effective by the Commission as promptly as practicable consistent with the timing for the Culligan Stockholders Meeting as determined by Culligan and the USF Stockholders Meeting. If, at any time prior to the Effective Time, Culligan obtains knowledge of any information pertaining to Culligan that would require any amendment or supplement to the Registration Statement or the Joint Proxy Statement, Culligan shall so advise USF and shall promptly furnish USF with all information as shall be required for such amendment or supplement and shall promptly amend or supplement the Registration Statement and/or Joint Proxy Statement. Culligan shall use all reasonable efforts to cooperate with USF in the preparation and filing of the Joint Proxy Statement with the Commission on a confidential basis. Consistent with the timing for the USF Stockholders Meeting and the Culligan Stockholders Meeting as determined by Culligan, Culligan shall use all reasonable efforts to mail at the earliest practicable date to Culligan Stockholders the Joint Proxy Statement, which shall include all information required under Applicable Law to be furnished to Culligan Stockholders in connection with the Merger and the transactions contemplated thereby and shall include the Culligan Board Recommendation to the extent not previously withdrawn in compliance with Section 5.3(d) and the written opinions of Goldman, Sachs & Co. and Bear, Stearns & Co. Inc. described in Section 4.20.

           (c) Conduct of Culligan's Operations. Culligan shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Culligan shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 5.3(c) to the Culligan Disclosure Schedule, without the prior written consent of USF:

                (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, provided, however, that Culligan may grant options with a fair market value exercise price to purchase up to 250,000 shares of Culligan Common Stock (which number shall be 500,000 shares of Culligan Common Stock if the Effective Time is after July 1, 1998) to employees of Culligan in the ordinary course consistent with prior practice or in connection with acquisitions, mergers, consolidations and similar transactions permitted pursuant to clause (v) below, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except (I) pursuant to the exercise of Culligan Options which are outstanding as of the date hereof or which are granted by Culligan prior to the Effective Time in compliance with the terms of this Agreement, or (II) in connection with acquisitions, mergers, consolidations and similar transactions permitted pursuant to clause (v) below provided that the fair market value of any capital stock or securities issued (based on the closing price on the NYSE Composite Tape on the date the agreement for any such transaction is entered into) does not exceed $119 million in the aggregate), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

                (ii) other than in connection with financing or refinancing of indebtedness permitted pursuant to clause (vi) below, directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business and other than the sale of some or all of the Protean plc businesses and up to an additional $25 million of other assets;

                (iii) make or propose any changes in the Culligan Certificate or the Culligan Bylaws;

                (iv) merge or consolidate with any other person (other than as permitted, in each case, by Section 5.3(d) or in connection with a transaction permitted pursuant to clause (v) below);

                (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business; provided, however, Culligan shall not be prohibited from acquiring any assets or businesses or effecting any merger, consolidation or similar transaction or incurring or assuming indebtedness in connection with acquisitions of assets or businesses or mergers, consolidations or similar transactions so long as such transactions are (A) disclosed in
      Section 5.3(c) to the Culligan Disclosure Schedule, or (B) Distribution Acquisitions (it being understood that such Distribution Acquisitions shall not be deemed to violate Culligan's obligations pursuant to Section 5.1(a)), or other acquisitions provided that the aggregate value of consideration paid in connection with all of such acquisitions (including Distribution Acquisitions) does not exceed $170 million;

                (vi) except pursuant to existing credit arrangements or as permitted pursuant to clause (v), incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or in connection with a refinancing of existing indebtedness (which refinancing shall not increase the aggregate amount of indebtedness permitted to be outstanding thereunder by more than $200 million);

                (vii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice; provided, however, that Culligan may implement a stay-bonus or similar program providing for payments in an aggregate amount, not to exceed $5 million for employees of Culligan and will consult with, but need not have the approval of, USF prior to implementing any such plans;

                (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

                (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Culligan's regular independent accountants;

                (x) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

                (xi) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.3(c);

                (xii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

                (xiii) agree in writing or otherwise to take any of the foregoing actions.

           (d) No Solicitation. Culligan agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Culligan, or acquisition of any capital stock from Culligan (other than upon exercise of Culligan Options which are outstanding as of the date hereof and other than to the extent specifically permitted by Section 5.3(c)) or 15% or more of the assets of Culligan and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Culligan of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 5.3(c)), or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than USF, Subcorp or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the Culligan Stockholders, Culligan may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a proposal for a Competing Transaction if and so long as the Board of Directors of Culligan determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors of Culligan under Applicable Law. Culligan will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.3(d), in the event that prior to the approval of the Merger by the Culligan Stockholders the Board of Directors of Culligan determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would create a reasonable possibility of a breach of the fiduciary duties of the Culligan Board of Directors under Applicable Law, the Board of Directors of Culligan may withdraw, modify or change, in a manner adverse to USF, the Culligan Board Recommendation and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Culligan Board Recommendation in connection with a tender or exchange offer for Culligan securities. Culligan shall immediately advise USF, in writing, if the Board of Directors of Culligan shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.3(d).

           (e) Termination Right. If prior to the approval of the Merger by the Culligan Stockholders the Board of Directors of Culligan shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that failure to enter into such Competing Transaction would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors of Culligan under Applicable Law and that such Competing Transaction is more favorable to the Culligan Stockholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by USF in response to such Competing Transaction), Culligan may terminate this Agreement and enter into an acquisition agreement or other similar definitive agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction. Prior to terminating this Agreement pursuant to this Section 5.3(e), Culligan shall endeavor to provide USF with a reasonable opportunity to respond to any Competing Transaction which Culligan may wish to accept, including in any case advising USF of the material terms of any Competing Transaction.

           (f) Affiliates of Culligan. Culligan shall use all reasonable efforts to cause each such person who may be at the Effective Time or was on the date hereof an "affiliate" of Culligan for purposes of Rule 145 under the Securities Act or applicable accounting releases of the Commission with respect to pooling of interests accounting treatment, to execute and deliver to USF no less than 30 days prior to the date of the Culligan Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1 (the "Culligan Affiliate Letter"). No later than 45 days prior to the date of the Culligan Stockholders Meeting, Culligan, after consultation with its outside counsel, shall provide USF with a letter (reasonably satisfactory to outside counsel to USF) specifying all of the persons or entities who, in Culligan's opinion, may be deemed to be "affiliates" of Culligan under the preceding sentence.

           (g) Access. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement, Culligan shall permit representatives of USF to have appropriate access at all reasonable times to Culligan's premises, properties, books, records, contracts and documents. Information obtained by USF pursuant to this Section 5.3(g) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 5.3(g) shall affect or be deemed to modify any representation or warranty made in this Agreement.

           (h) Notification of Certain Matters. Culligan shall give prompt notice to USF of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Culligan representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Culligan to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(h) shall not limit or otherwise affect the remedies available hereunder to USF.

                                   ARTICLE VI.

                                   CONDITIONS

           6.1. Conditions to the Obligations of Each Party. The obligations of Culligan, USF and Subcorp to consummate the Merger shall be subject to the satisfaction of the following conditions:

           (a) (i) This Agreement and the Merger shall have been approved and adopted by the Culligan Stockholders in the manner required by any Applicable Law, and (ii) the issuance of the Shares of USF Common Stock to be issued in the Merger shall have been approved by the USF Stockholders in the manner required by any Applicable Law and the applicable rules of the NYSE.

           (b) Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any requirements of foreign jurisdictions applicable to the consummation of the Merger shall have been satisfied unless the failure of such requirements of foreign jurisdictions to be satisfied does not constitute a Material Adverse Effect in respect of either Culligan or USF.

           (c) No judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger.

           (d) There shall not be pending any Action by any federal Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger.

           (e) The Commission shall have declared the USF Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the USF Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

           (f) The Shares of USF Common Stock to be issued in the Merger (including, without limitation, the shares of USF Common Stock issuable upon the exercise of the USF Exchange Options) shall have been approved for listing on the NYSE, subject to official notice of issuance.

           (g) USF shall have received a letter, in form and substance reasonably satisfactory to USF and Culligan, from KPMG Peat Marwick LLP dated the date of the Effective Time stating that they concur with the conclusion of USF's management that the Merger will qualify as a transaction to be accounted for by USF in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

           6.2. Conditions to Obligations of Culligan. The obligations of Culligan to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
Culligan:

           (a) The representations and warranties of USF and Subcorp set forth in Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

           (b) Each of USF and Subcorp shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

           (c) Each of USF and Subcorp shall have furnished Culligan with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

           (d) Culligan shall have received the opinion of Wachtell, Lipton, dated on or prior to the effective date of the Registration Statement, to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Culligan, USF and Subcorp will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the shareholders of Culligan upon the receipt of Shares of USF Common Stock in exchange for shares of Culligan Common Stock pursuant to the Merger except with respect to cash received in lieu of fractional share interests in Shares of USF Common Stock.

           6.3. Conditions to Obligations of USF and Subcorp. The obligations of USF and Subcorp to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by USF:

           (a) The representations and warranties of Culligan set forth in
      Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).

           (b) Culligan shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

           (c) Culligan shall have furnished USF with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                                  ARTICLE VII.

                            TERMINATION AND AMENDMENT

           7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Culligan Stockholders and USF Stockholders):

           (a)  by mutual written consent of USF and Culligan;

           (b) by either USF or Culligan if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction enjoining USF or Culligan from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

           (c) by either USF or Culligan if the Merger shall not have been consummated before November 15, 1998 (which date shall be December 31, 1998 if the HSR Authorities have issued a "second request" under the HSR
      Act), provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

           (d) by USF if the Board of Directors of Culligan shall withdraw, or shall modify or change the Culligan Board Recommendation in a manner adverse to USF;

           (e) by USF or Culligan if at the Culligan Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the Culligan Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

           (f) by USF or Culligan if at the USF Stockholders Meeting (including any adjournment or postponement thereof) the requisite vote of the USF Stockholders to approve the issuance of shares of USF Common Stock in the Merger shall not have been obtained;

           (g)  by Culligan, pursuant to Section 5.3(e);

           (h) by Culligan if the Average Share Price, or if the average of the closing prices of the shares of USF Common Stock as reported on the NYSE Composite Tape for any period of 10 consecutive trading days which ends after the last trading day used in calculating the Average Share Price, is less than $26.25;

           (i) by USF or Culligan if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or 6.2(b) (in the case of a breach by USF) or Section 6.3(a) or

      6.3(b) (in the case of a breach by Culligan) or would result in a material adverse effect on the ability of USF and/or Culligan to consummate the Merger, and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

           7.2.  Effect of Termination.

           (a) In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement, except for the provisions of the second sentence of each of Section 5.2(g) and Section 5.3(g) and the provisions of Sections 7.2,
7.7 and 8.11, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation, preparation of filings, and shareholders' meetings and consents, and any litigation by third parties resulting from the execution of this Agreement ("Costs").

           (b) Culligan agrees that, if:

                (i) Culligan terminates this Agreement pursuant to Section 7.1(g); or

                (ii) (A) USF or Culligan terminates this Agreement pursuant to
           Section 7.1(e) or USF terminates this Agreement pursuant to Section 7.1(d), (B) at the time of such termination there is a publicly announced or disclosed Competing Transaction with respect to Culligan involving a third party or, in the case of a termination pursuant to
           Section 7.1(d), at the time of such termination there is a Competing Transaction with respect to Culligan involving a third party and USF is aware of such Competing Transaction even if not publicly announced or disclosed, and (C) within six months after such termination, Culligan shall enter into an Acquisition Agreement for a Business Combination (as defined below) or consummates a Business Combination;

then, (X) in the case of a termination by Culligan as described in clause (i) above, concurrently with such termination, or (Y) in the case of a termination by Culligan or USF as described in clause (ii) above upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, Culligan will pay to USF in cash by wire transfer in immediately available funds to an account designated by USF (i) in reimbursement for USF's expenses an amount in cash equal to the aggregate amount of USF's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees, up to but not in excess of an amount equal to $5 million in the aggregate and (ii) a termination fee in an amount equal to $42 million (such amounts collectively, the "Termination Fee"). In the event that USF or Culligan terminates this Agreement pursuant to Section 7.1(e) or USF terminates this Agreement pursuant to Section 7.1(d) but in each case clauses (B) and (C) of
Section 7.2(b)(ii) are not satisfied, Culligan will pay to USF in cash by wire transfer in immediately available funds to an account designated by USF (i) in reimbursement for USF's expenses an amount in cash equal to the aggregate amount of USF's Costs incurred in connection with the Agreement, up to but not in excess of an amount equal to $5 million in the aggregate, and (ii) an additional amount equal to $5 million; provided, however, to the extent the Termination Fee becomes payable at a subsequent date, the amount of any payments made pursuant to this sentence shall be credited against the Termination Fee. For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Culligan as a result of which the Culligan Stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 35% of the assets of Culligan and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than USF or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the Culligan Common Stock whether by tender or exchange offer or otherwise.

           7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by Culligan Stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Culligan Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           7.4.  Special Payment.

           (a) In the event that (x) the Board of Directors of USF shall withdraw or shall modify or change in a manner adverse to Culligan its recommendation as set forth in Section 3.12 of this Agreement, and this Agreement shall have terminated in accordance with the terms hereof as a result thereof, or (y) this Agreement is terminated pursuant to Section 7.1(f), then concurrently with any such termination by USF or within 3 days after delivery by Culligan of notice of such termination, USF shall pay to Culligan in cash by wire transfer of immediately available funds to an account designated by Culligan, as liquidated damages (i) in reimbursement for Culligan's expenses, an amount of cash equal to the aggregate amount of Culligan's Costs up to but not in excess of an amount equal to $5 million in the aggregate and (ii) the amount of $42 million.

           (b) In the event that this Agreement is terminated by Culligan pursuant to Section 7.1(b), 7.1(c) or Section 7.1(i) hereof, in each case as a result of the failure of USF or its affiliates to perform its covenants and obligations under Section 5.1(a) hereof, then within 3 days after such termination, USF shall pay to Culligan in cash by wire transfer of immediately available funds to an account designated by Culligan, as liquidated damages, an amount of cash equal to $47 million.

           7.5. Exclusive Remedy. In the event that any Termination Fee is paid pursuant to Section 7.2 or any liquidated damages are paid pursuant to Section 7.4, notwithstanding any other provision of this Agreement, it is understood and agreed that such Termination Fee or liquidated damages, as the case may be, shall be the exclusive remedy for any act or omission resulting in the termination of this Agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

           7.6. Extension; Waiver. At any time prior to the Effective Time, USF (with respect to Culligan) and Culligan (with respect to USF and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

           7.7.  Cooling Off Period.

           (a) In the event of a termination of this Agreement due to a breach by USF, then USF shall be prohibited from entering into, commencing negotiations or soliciting negotiations, or having or continuing discussions that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock or similar transaction involving current or former franchisees of Culligan (a "Franchisee Acquisition Proposal") or engage in negotiations or discussions concerning any Franchisee Acquisition Proposal for a period of 180 days from the date of termination. In the event of a termination of this Agreement other than due to a breach by Culligan or a breach by USF, then USF shall be prohibited from entering into, commencing negotiations, or soliciting negotiations, or having or continuing discussions that constitute, or could reasonably be expected to lead to, a Franchisee Acquisition Proposal, or engage in negotiations or discussions concerning any Franchisee Acquisition Proposal for a period of 90 days from the date of termination.

           (b) In the event of a termination of this Agreement due to a breach by Culligan, there shall be no prohibition on USF concerning Franchisee Acquisition Proposals from the date of termination.

           (c) Notwithstanding any other provision of this Agreement, except with respect to the transactions contemplated by the definitive agreements previously disclosed to counsel for Culligan by counsel for USF, USF hereby agrees that from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, that it shall not make, solicit or pursue in any manner any pending or future Franchisee Acquisition Proposal.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

           8.1. Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

           8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


           (a)  if to USF or Subcorp:

                   United States Filter Corporation
                   40-004 Cook Street
                   Palm Desert, California 92211
                   Attention: Damian C. Georgino
                   Telecopy No.: (760) 346-4024

                   with a copy to

                   Brian J. McCarthy
                   Skadden, Arps, Slate, Meagher & Flom LLP
                   300 South Grand Avenue
                   Los Angeles, CA  90071-3144
                   Telecopy No.:  (213) 687-5600

           (b)  if to Culligan:

                   Culligan Water Technologies, Inc.
                   One Culligan Parkway
                   Northbrook, Illinois  60062
                   Attention:  General Counsel
                   Telecopy No.:  (847) 205-6050

                   with a copy to

                   Daniel A. Neff
                   David A. Katz
                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Telecopy No.:  (212) 403-2000

           8.3.  Interpretation.

           (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to Culligan, such reference shall be deemed to include any and all subsidiaries of Culligan, individually and in the aggregate, except for Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.7, 4.8, 4.12, 4.16, 4.17, 4.19, 4.20, 4.21,
5.2(k) and 8.3.

           (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, has occurred which has a material adverse effect on the business or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business or financial condition of such party or any of its subsidiaries directly or indirectly arising out of or attributable to or a consequence of (i) conditions, events, or circumstances generally affecting the industries in which USF (and its subsidiaries) and Culligan (and its subsidiaries) operate or the economy in general, (ii) the loss by such party (and its subsidiaries) of any of its customers, suppliers or employees as a result of the transactions contemplated hereby or the public announcement of this Agreement, or (iii) any action or change specifically contemplated by the provisions of this Agreement or, with respect to Culligan, any other transactions or actions by or involving USF or its affiliates.

           (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

           (d) For purposes of this Agreement, "knowledge" of a party shall mean the actual knowledge of all officers of such party with a title of vice president or higher.

           8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

           8.5. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Support/Voting Agreement, dated as of February 9, 1998 between USF and Apollo Investment Fund, L.P., the Support Voting Agreement, dated as of February 9, 1998, between USF and Lion Advisors, L.P., the Registration Rights Agreement, dated as of February 9, 1998, between USF and the parties listed therein, and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

           8.6. Third Party Beneficiaries. Except for the agreement set forth in
Section 5.2(d), 5.2(k) and 5.2(l), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

           8.7. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware.

           8.8.  Consent to Jurisdiction; Venue.

           (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

           (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
Section 8.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

           8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

           8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

           8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

           IN WITNESS WHEREOF, USF, Subcorp and Culligan have signed this Agreement as of the date first written above.


                             UNITED STATES FILTER CORPORATION

                             By:  /s/  Richard J. Heckmann
                                Name:  Richard J. Heckmann
                                Title: Chief Executive Officer

                             PALM WATER ACQUISITION CORP.

                             By:   /s/ Richard J. Heckmann
                                Name:  Richard J. Heckmann
                                Title: Chief Executive Officer

                             CULLIGAN WATER TECHNOLOGIES, INC.

                             By:  /s/ Douglas A. Pertz
                                Name: Douglas A. Pertz
                                Title:  President and Chief Executive Officer